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                                                                   EXHIBIT 3



                           NOTE CONVERSION AGREEMENT

         This Agreement is entered into as of the 29th day of September, 1995 by and between Rodman & Renshaw Capital Group, Inc. (the "Company") and Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero, a banking corporation incorporated under the laws of the United Mexican States ("Confia").

         WHEREAS, Confia has loaned the Company $14,000,000, all of which is outstanding, and the Company has requested that Confia lend the Company an additional $2,500,000 on or prior to September 30, 1995 to fund the payment of such amount which is due to a third party lender on or before such date, and to issue a standby letter of credit for the account of the Company in the amount of $6,000,000 to make available sale/leaseback financing from a third party (the "Letter of Credit");

         WHEREAS, the additional credit requested by the Company would cause the aggregate credit to exceed the amount of the line of credit Confia had committed to the Company;

         WHEREAS, all of the credit provided by Confia to the Company is unsecured and the loans have been effectively subordinated as a result of the Company lending the proceeds of the loans to its wholly-owned subsidiary, Rodman & Renshaw, Inc., on a subordinated basis;

         WHEREAS, the Company is in urgent need of the requested additional financing to continue the operations of Rodman & Renshaw, Inc., the Company's principal subsidiary;

         WHEREAS, the Company has determined that no reasonable alternative source of financing currently is available;

         WHEREAS, Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero, Confia's sister company ("Abaco"), owns 67% of the issued and outstanding shares of the Company;

         WHEREAS, to induce Confia to provide the requested financing the Company is agreeing on the terms and conditions set forth herein to grant Confia the right to convert the outstanding amount of credit referred to above in addition to the credit to be extended pursuant to the request of the Company, into shares of the Company's common stock at a conversion price equal to the book value per share of the common stock determined on the date of conversion in accordance with this Agreement; and

         WHEREAS, the Company would derive substantial benefit from the conversion of its indebtedness to Confia into equity.





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         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

         1. Certain Definitions. The terms defined in this Section 1 shall have the meanings herein specified.

         Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Company and any other stock of the Company howsoever designated, authorized after the date hereof, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

         Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of the Notes, which price shall be determined on a floating basis and shall equal the book value per share of Common Stock from time to time determined in accordance with generally accepted accounting principles from the Company's financial statements for the most recent fiscal quarter (or fiscal year end if more recent) as to which financial statements have been filed with a governmental or regulatory authority prior to the date of the conversion, subject to further adjustment in accordance with the provisions of Section 7 below.

         Holder. The term "Holder" shall mean any person who at the time shall be the registered holder of a Note, provided that such person is Confia, Abaco or an affiliated company.

         Letter of Credit. The term "Letter of Credit" shall have the meaning set forth in the first "WHEREAS" clause.

         Note. The term "Note" shall mean (i) any promissory note issued by the Company to Confia on or prior to September 30, 1995 and representing indebtedness for borrowed money and (ii) the promissory note to be issued by the Company representing potential indebtedness for reimbursement from any drawdown of the Letter of Credit, provided that the obligations under such promissory note are contingent upon, and such promissory note shall not be deemed outstanding for purposes of this Agreement until, payment by Confia to the beneficiary of the Letter of Credit upon a drawdown, and in such event the outstanding principal amount thereof shall be equal to the aggregate of such payments by Confia.

         2. Additional Financing. Confia agrees to lend the Company $2,500,000 on or prior to September 30, 1995 for the purpose of funding the repayment of subordinated indebtedness to a third party which is due on such date. Confia further agrees to issue a standby letter of credit for the account of the Company in the amount of $6,000,000 for the purpose of making available to the Company the Letter of Credit.





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         3.      Aggregate Financing.  Including the amount of the Letter of
Credit and the amount to be loaned pursuant to the terms hereof, the aggregate principal amount of the credit outstanding from Confia to the Company is $22,500,000.

         4. Book Value of Shares. The book value per share of Common Stock determined in accordance with this Agreement as of June 30, 1995 and, accordingly, the Conversion Price as of the date hereof, subject to adjustment, is $3.04.

         5.      Conversion Privilege.

         5.1. Conversion. Upon and after satisfaction of the condition set forth in Section 5.2 below, any Holder has the right, at its option, at any time prior to payment in full of the principal payment of any Note, to convert such Note, in accordance with the provisions of Section 6 hereof, in whole or in part, to the extent outstanding and convertible under Section 5.2, into fully paid and nonassessable shares of Common Stock of the Company. The number of shares of Common Stock into which a Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate outstanding principal amount of a Note together with any accrued interest to the date of conversion by the Conversion Price in effect at the time of such conversion; provided, however, that the number, character and Conversion Price of such shares of Common Stock are subject to adjustment as provided in Section 7 below.

         5.2. Conversion Condition. So long as the New York Stock Exchange Inc. ("NYSE") stockholder approval requirements shall be applicable, a Note shall be convertible only to the extent that such conversion is approved by the stockholders of the Company, if so required. The parties understand that no stockholder approval would be required for any conversion of Notes made in connection with a rights offering to all stockholders at a per share cash price equal to the Conversion Price pursuant to which the stockholders (other than Abaco whose rights to purchase shares in the offering would be deemed exercised and consummated by the conversion) could purchase the number of shares proportional to the number of shares issued upon conversion ("Rights Offering").

         6.      Conversion Procedure.

         6.1 Notice of Conversion. Before the Holder shall be entitled to convert a Note into shares of Common Stock it shall give written notice to the Company at the principal corporate office of the Company, of the election to convert a Note in whole or in part, as the case may be, pursuant to Section 5, shall surrender the Note, duly endorsed, and shall designate in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued, provided that such person must be Confia, Abaco or an affiliated company thereof. Such conversion shall be deemed to have been made immediately upon the date of surrender of the Note and the person or persons entitled to





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receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         6.2 Delivery of Stock Certificates and Replacement Note. As promptly as practicable after the conversion of a Note pursuant to Section 5, the Company at its expense will issue and deliver to the Holder of a Note at the registered address of the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Agreement. If less than the entire outstanding portion of the Note is converted, then the Company at its expense together with the share certificates will deliver to the Holder a replacement note identical to the Note surrendered except in the principal amount of the remaining principal balance.

         6.3 Mechanics and Effect of Conversion. No fractional shares of Common Stock shall be issued upon conversion of a Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of a Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be made as soon as practicable after conversion of a Note by wire transfer to an account designated by the Holder. Upon conversion of the entire principal amount of a Note, the Company shall be forever released from all its obligations and liabilities under such Note, except that the Company shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.

         7. Merger, Sale of Assets, etc. If at any time while any Note, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, the Conversion Price shall be appropriately adjusted so that the Holder shall thereafter be entitled to receive upon conversion of a Note, during the period specified herein, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or





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transfer that a holder of the shares deliverable upon conversion of a Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Note had been converted immediately before such reorganization, merger, consolidation, sale or transfer. The foregoing provisions of this Section 7 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of a Note. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Agreement shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of a Note.

         8. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Notes such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Notes; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of the Notes, together with accrued interest thereon, in addition to such other remedies as shall be available to the holder of the Notes, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         9.      Notices.

                 (a) Whenever the Conversion Price or number of shares into which the Notes are convertible shall be adjusted pursuant to Section 7 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Conversion Price and number of shares into which the Notes are convertible after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder.

                 (b)  In the event of:





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                          (i)  any taking by the Company of a record of the
holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                          (ii)  any capital reorganization of the Company, any
reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company, or

                         (iii)  any voluntary or involuntary dissolution,
liquidation or winding-up of he Company,

the Company will mail to the holder of the Notes at least ten (10) days prior to the earliest date specified therein, a notice specifying:

                          (A)  the date on which any such record is to be taken
for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and

                          (B)  the date on which any such reorganization,
reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

         10. Assignment. Subject to the restrictions on transfer imposed by applicable law, the rights and obligations of the Company and Confia shall be binding upon and benefit the successors and permitted assigns of the parties, provided, however, that the rights of Confia may be assigned only to Abaco or another affiliated company thereof.

         11. No Stockholder Rights. Nothing contained in this Agreement shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends shall be payable or accrued in respect of any Note or the shares of Common Stock obtainable hereunder until, and only to the extent that, the Note shall have been converted.

         12. Stockholder Approval/Rights Offering. On one or more occasions, the Holder may at its election require the Company (i) to call a special meeting of its stockholders as soon as practicable after such request to approve the conversion of Notes





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into shares of Common Stock in accordance with the terms hereof, (ii) include such approval on the agenda of the next annual meeting of stockholders, or
(iii) conduct a Rights Offering as soon as practicable after such request, and in any such case to promptly cause the shares issued upon conversion to be listed on the NYSE. In the case of clauses (i) or (ii) above, Confia agrees to cause Abaco and all of its affiliated companies to vote all of the shares of the Company held by it for such approval. In the event that any Notes are converted and clause (iii) is not elected in connection therewith, Confia and the Company agree that a Rights Offering will be made within one year after the conversion of the Notes at a price per share equal to the Conversion Price used in such conversion.

         13. Investment Intent. Any shares of Common Stock which may be acquired upon conversion of the Notes will be acquired by Confia or its assigns or designees for their own account and not with a view to, or for resale in connection with, any distribution. Confia acknowledges that it is aware of the applicable limitations under the Securities Act of 1933, as amended, upon the sale of any such shares of Common Stock and that accordingly, certificates representing such shares may bear an appropriate legend.

         14. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

         15.     Miscellaneous Provisions.

         A. Amendment, Modification and Waiver. This Agreement may be amended, modified and supplemented, in writing only, by mutual consent of the parties hereto. No failure on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver.

         B. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         C. Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Agreement. Except where otherwise indicated, all references herein to sections refer to sections hereof.

         D. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                  RODMAN & RENSHAW CAPITAL GROUP, INC.


                                  By:   /s/ Charles W. Daggs, III
                                      ---------------------------
                                  Name: Charles W. Daggs, III
                                  Title: President &
                                           Chief Executive Officer


                                  CONFIA, S.A., INSTITUCION DE BANCA MULTIPLE,
                                  ABACO GRUPO FINANCIERO


                                  By: /s/ Mario S. Velasco Coppel
                                      ---------------------------
                                  Name: Mario S. Velasco Coppel
                                  Title: Responsible Regional -
                                         Monterrey





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